Exhibit 99.1

NEWS RELEASE

Phillips 66 Completes Acquisition of DCP Midstream, LP Common Units

HOUSTON and DENVER, June 15, 2023 – Phillips 66 (NYSE: PSX) and DCP Midstream, LP (NYSE: DCP) completed the previously announced acquisition by Phillips 66 of all the publicly held common units representing limited partner interests in DCP Midstream for $41.75 per common unit in cash at a total value of approximately $3.8 billion, increasing its economic interest in DCP Midstream to 86.8%.

Effective with the opening of markets today, DCP Midstream’s common units will no longer be listed on the New York Stock Exchange.

About Phillips 66 and DCP Midstream

Phillips 66 (NYSE: PSX) manufactures, transports and markets products that drive the global economy. The diversified energy company’s portfolio includes Midstream, Chemicals, Refining, and Marketing and Specialties businesses. Headquartered in Houston, Phillips 66 has employees around the globe who are committed to safely and reliably providing energy and improving lives while pursuing a lower-carbon future.

DCP Midstream, LP is a master limited partnership with a diversified portfolio of gathering, processing, logistics and marketing assets.

For more information, visit phillips66.com or follow @Phillips66Co on LinkedIn or Twitter.

CONTACTS

Jeff Dietert (investors)

832-765-2297

jeff.dietert@p66.com

Owen Simpson (investors)

832-765-2297

owen.simpson@p66.com

Thaddeus Herrick (media)

855-841-2368

thaddeus.f.herrick@p66.com